Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Packaging Corporation of America:

We consent to the incorporation by reference in the registration statements (Nos. 333-179620, 333-188265, 333-206801, and 333-202723) on Form S-8 of Packaging Corporation of America and registration statement (No. 333-221917) on Form S-3 of Packaging Corporation of America of our report dated February 26, 2020, with respect to the consolidated balance sheets of Packaging Corporation of America as of December 31, 2019 and 2018, the related consolidated statements of income and comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2019, which report appears in the December 31, 2019 annual report on Form 10‑K of Packaging Corporation of America.

Our report refers to a change in the method of accounting for leases as of January 1, 2019 due to the adoption of Accounting Standards Codification Topic 842, Leases.

/s/ KPMG LLP

Chicago, Illinois
February 26, 2020